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                                                                  Exhibit 11

                          Statement on Computation of
                               Per Share Earnings

                 (dollars in thousands, except per share data)

                                                Years Ended January 31,
                                        -----------------------------------
                                            1997          1996       1995
                                        -----------    ----------  --------
Weighted average common
  shares outstanding
  during the year                            2,076       1,862       1,758
Effect of dilutive stock
  options; net of shares
  assumed repurchased at
  average market                               -           -           113
                                          --------    --------    --------
Weighted average common
  share and common
  share equivalents                          2,076       1,862       1,871
                                          ========    ========    ========

Net Loss as reported                      $(16,693)   $(13,424)   $(73,792)
                                          ========    ========    ========

Adjustment for dilative effect
  of subsidiary stock options               (1,422)     (1,249)       (244)
                                          --------    --------    --------
Net (Loss) Income Per Earnings
  Per Share Calculation                   $(18,115)   $(14,673)   $(74,036)
                                          ========    ========    ========

Earnings per share:

Net Loss as reported                      $  (8.73)   $  (7.88)   $ (39.57)
                                          ========    ========    ========

(1) Not dilutive.

See Note _ to the Consolidated Financial Statements regarding the earnings per share calculation.